EXHIBIT 8.1

Subsidiaries of the Registrant

Wholly owned subsidiaries

Name of entity	Place of incorporation

1. Surplus International Investments Limited	Hong Kong

2. Liaoning Nuokang Bio-Pharmaceutical Co., Ltd.	People’s Republic of China (“PRC”)

3. Shenyang Shouzheng Bio-Technology Co., Ltd.	PRC

4. Penglai Nuokang Pharmaceutical Co., Ltd.	PRC

Affiliated Entity Consolidated in the Registrant’s Financial Statement

Name of entity	Place of incorporation

1. Liaoning Nuokang Medicines Co., Ltd.	PRC

2. Venomics Hong Kong Limited	Hong Kong